EXHIBIT 99.1
POWELL INDUSTRIES ANNOUNCES FISCAL 2010
FOURTH QUARTER AND YEAR-END RESULTS
Excluding non-cash charges, Company reports fiscal 2010 diluted EPS of $2.93
HOUSTON — DECEMBER 8, 2010 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2010 fourth quarter and year ended September 30, 2010.
     Revenues for the fourth quarter of fiscal 2010 were $133.8 million compared to revenues of $165.3 million for the fourth quarter of fiscal 2009. The Company recorded a net loss for the fourth quarter of $(4.8) million, or $(0.41) per share, compared to net income of $9.9 million, or $0.85 per diluted share, in the fourth quarter of fiscal 2009. Excluding certain non-cash charges, net income for the fourth quarter was $4.5 million, or $0.38 per diluted share, as set forth in the Non-GAAP Earnings Reconciliation table included below.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “Our fourth quarter results excluding certain non-cash charges were slightly below our expectations. Importantly, our fourth quarter order rate has continued at the pace of recent quarters, and we believe this indicates a stabilization of the market and expect modest improvement in orders in upcoming quarters.
     “The Canadian business should demonstrate the growth we expected based on a tenfold increase in the backlog of equipment orders since we acquired the business nine months ago. This trend continues as the businesses are integrated and as we gain exposure of each of our product lines in the Canadian markets.

     “Late in the fourth quarter, we made a strategic decision to exit the Kazakhstan joint-venture associated with the Canadian acquisition. Contributing to our conclusion was the decision of the joint-venture’s single largest customer to exit the Kazakhstan market, and we do not believe the potential long-term results of this business warrant the financial and management commitment that would be required. We determined it is in the best interest of the Company to exit the joint-venture and have begun reviewing our alternatives.
     “We acquired PowerComm for the strategic purpose of entering the Canadian market and growing our service business. We intend to be a long-term participant as a Canadian company in that market and remain confident in the future prospects,” concluded McDonald.
FISCAL FOURTH QUARTER 2010 RESULTS
     Fourth quarter revenues decreased to $133.8 million from $165.3 million in the fourth quarter of fiscal 2009 as a result of lower demand and reduced service related activities. Net loss for the fourth quarter was $(4.8) million, or $(0.41) per share. Excluding certain non-cash charges, net income for the fourth quarter was $4.5 million, or $0.38 per diluted share, compared to $9.9 million, or $0.85 per diluted share, a year ago.
     The primary drivers of this year’s fourth quarter decrease in net income were reduced business volumes, which are more closely aligned with current orders and backlog. Other contributing factors were transition costs related to the Canadian acquisition and an operating loss in Canada. The Company recorded a goodwill impairment charge of $7.5 million, or $0.46 per share, primarily related to the Company’s decision to exit the joint-venture in Kazakhstan. Additionally, the Company recorded a foreign deferred tax asset valuation allowance of $3.9 million, or $0.33 per share, related to the goodwill impairment charge and a first year operating loss at Powell Canada. This valuation allowance will be adjusted to offset income tax provisions on future foreign profits.
     New orders placed during the fourth quarter of fiscal 2010 totaled $106 million compared to $136 million in the third quarter of fiscal 2010 and to $100 million in the fourth quarter of fiscal 2009. The Company’s backlog as of September 30, 2010 was $282 million compared to $310 million at June 30, 2010 and to $366 million at September 30, 2009.
FISCAL 2010 RESULTS
     Revenues for fiscal 2010 were $550.7 million compared to $665.9 million in fiscal 2009. Net income was $25.0 million, or $2.14 per diluted share, compared to $39.7 million, or $3.43 per diluted share, in fiscal 2009. Excluding the previously mentioned non-cash items, fiscal 2010 net income was $34.3 million, or $2.93 per diluted share, compared to $39.7 million, or $3.43 per diluted share in fiscal 2009.

OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2011 revenues to range between $475 million and $525 million and full year fiscal 2011 earnings to range between $1.25 and $1.75 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, December 8, 2010 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9643 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 15, 2010. To access the replay, dial 303-590-3030 using a passcode of 4386408#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	September 30,		September 30,
	2010	2009	2010	2009
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$133,761	$165,321	$550,692	$665,851

Cost of goods sold	104,298	129,725	408,635	520,802

Gross profit	29,463	35,596	142,057	145,049

Selling, general and administrative expenses	21,635	20,291	84,457	79,954
Amortization expense	1,285	861	4,477	3,460
Loss on impairment of goodwill	7,452	—	7,452	—

Operating income (loss)	(909)	14,444	45,671	61,635

Interest expense	232	177	870	1,107

Interest income	(54)	(38)	(260)	(131)

Income (loss) before income taxes	(1,087)	14,305	45,061	60,659

Income tax provision	3,695	4,463	19,894	20,734

Net income (loss)	(4,782)	9,842	25,167	39,925

Net (income) loss attributable to noncontrolling interest.	—	32	(159)	(208)

Net income (loss) attributable to Powell Industries, Inc.	$(4,782)	$9,874	$25,008	$39,717

Earnings per share attributable to Powell Industries, Inc.

Basic	$(0.41)	$0.86	$2.17	$3.48

Diluted	$(0.41)	$0.85	$2.14	$3.43

Weighted average shares:

Basic	11,626	11,448	11,545	11,424

Diluted	11,728	11,625	11,693	11,591

SELECTED FINANCIAL DATA:

Depreciation and amortization	$3,706	$2,758	$13,703	$10,962

Capital expenditures	$959	$1,669	$4,420	$8,081

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2010	2009
(In thousands)	(Unaudited)
Assets:

Current assets	$302,191	$315,003

Property, plant and equipment (net)	63,676	61,036

Other assets	34,845	28,801

Total assets	$400,712	$404,840

Liabilities & stockholders’ equity:

Current liabilities	$114,746	$149,142

Long-term debt and capital lease obligations,	5,202	4,800
net of current maturities

Deferred and other long-term liabilities	3,461	3,681

Stockholders’ equity and noncontrolling interest	277,303	247,217

Total liabilities and stockholders’ equity	$400,712	$404,840

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     BUSINESS SEGMENTS

	Three Months Ended		Years Ended
	September 30,		September 30,
	2010	2009	2010	2009
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$127,402	$159,567	$524,236	$637,845
Process Control Systems	6,359	5,754	26,456	28,006

Total revenues	$133,761	$165,321	$550,692	$665,851

Income before income taxes and minority interest:

Electrical Power Products	$(1,331)	$13,707	$44,557	$56,700
Process Control Systems	244	598	504	3,959

Total income before income taxes and minority interest	$(1,087)	$14,305	$45,061	$60,659

	September 30,	September 30,
	2010	2009
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$230,111	$258,012
Process Control Systems	9,617	6,863
Corporate	133,635	117,398

Total identifiable tangible assets	$373,363	$382,273

Backlog:

Electrical Power Products	$245,433	$329,558
Process Control Systems	36,870	36,198

Total backlog	$282,303	$365,756

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     NON-GAAP EARNINGS RECONCILIATION

	Three Months Ended		Years Ended
	September 30,		September 30,
	2010	2009	2010	2009
(In thousands)	(Unaudited)		(Unaudited)

Net Income:

Net income (loss) attributable to	$(4,782)	$9,874	$25,008	$39,717
Powell Industries, Inc.
Goodwill impairment, net of taxes	5,365	-0-	5,365	-0-
Deferred tax asset valuation allowance	3,892	-0-	3,892	-0-

Non-GAAP net income	$4,475	$9,874	$34,265	$39,717

Diluted shares outstanding	11,728	11,625	11,693	11,591

Diluted Earnings Per Share:

Earnings per share	$(0.41)	$0.85	$2.14	$3.43
Non-GAAP earnings per share	$0.38	$0.85	$2.93	$3.43
The Company defines Non-GAAP net income as net income (loss) before goodwill impairment and deferred tax valuation allowance. Non-GAAP net income is presented to exclude the impact of the goodwill impairment and valuation allowance related to the tax benefit from net operating loss. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes this non-GAAP financial measure is helpful, however, in comparing the historical results to current results and measuring operating earnings trends. The Company also believes the disclosure of Non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
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